Exhibit 99.1

News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

-- Sales Performance Continues to Outperform RV and Marine Industries --

-- Quarterly Gross Margins of 16.4% Increased 120 Basis Points Over Prior Year --

-- Quarterly Diluted EPS of $1.14, Up 12% Over Prior Year --

-- Strong YTD Operating Cash Flow, Up 36% Over Prior Year --

FOREST CITY, IOWA, June 19, 2019 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2019 third quarter.

Third Quarter Results
Revenues for the Fiscal 2019 third quarter ended May 25, 2019, were $528.9 million, a decrease of 5.9% compared to $562.3 million for the Fiscal 2018 period. Gross profit was $86.6 million, an increase of 1.3% compared to $85.5 million for the Fiscal 2018 period. Gross profit margin increased 120 basis points in the quarter, driven by continued strong margin performance in the Towable segment. Operating income was $49.0 million for the quarter, an increase of 1.4% compared to $48.3 million in the third quarter of last year, and was unfavorably impacted by the restructuring costs associated with moving our diesel manufacturing from Junction City, Oregon to Northern Iowa, totaling $1.1 million, or $0.03 diluted earnings per share. Fiscal 2019 third quarter net income was $36.2 million, an increase of 11.2% compared to $32.5 million in the same period last year. Earnings per diluted share were $1.14, an increase of 11.8% compared to earnings per diluted share of $1.02 in the same period last year. Net income and earnings per share were favorably impacted by an improved tax rate resulting from the Tax Cuts and Jobs Act ("TCJA"), totaling $1.7 million, or $0.06 diluted earnings per share, and a change in estimate related to R&D tax credits of $1.4 million, or $0.04 diluted earnings per share. Consolidated Adjusted EBITDA was $55.9 million for the quarter, compared to $53.4 million last year, resulting in an increase of 4.7%.

President and Chief Executive Officer Michael Happe commented, “We are pleased to deliver another quarter of solid consolidated results highlighted by continued margin expansion and market share gains. Winnebago Industries’ third quarter results are a testament to the strength and resiliency of our brand portfolio amid a challenging and highly competitive RV market. We continue to focus on manufacturing high-quality products, maintaining disciplined production management and enhancing channel relationships. Despite a moderate decrease in overall sales in a difficult RV wholesale market, consolidated margin continued to expand, primarily due to the strength of our dual-branded Towable segment. We continue to be pleased with our strengthened market position as we outperform the industries in which we compete. I want to thank all of our Winnebago Industries employees for their dedication to making the Company a trusted leader in outdoor lifestyle solutions. Their hard work and flexibility during the quarter is appreciated as we continued to manage output during these past several months of marketplace volatility.”

Motorhome
In the third quarter, revenues for the Motorhome segment were $160.2 million, down 34.6% from the prior year driven by decreases in both Class C and Class A unit sales as dealers continue to lower their inventories. Class B unit sales and Motorhome segment profitability were also down versus the prior year due to a temporary, but material, disruption in chassis supply by one of our strategic suppliers, which had a significant impact on shipment availability for two of our most popular Class B units. Supply is improving during the early part of our fourth quarter, and we expect our Class B portfolio to return to strong performance in the back half of our fourth quarter and during Fiscal 2020. Despite these headwinds, our retail performance in the Class B category has remained robust. Segment Adjusted EBITDA was $0.4 million, down 96.7% from the prior year. Adjusted EBITDA margin decreased 460 basis points, driven primarily by deleverage, an unfavorable mix due to the decline in sales of our most profitable products, and continued discounting in the marketplace. Backlog decreased 5.6%, in dollars, compared to the prior year reflecting dealers efforts to right-size inventory levels, partially offset by an increase in several Class B products due to the temporary disruption in chassis supply.

Towable
Revenues for the Towable segment were $346.8 million for the third quarter, up 10.8% from the prior year, driven particularly by the strength of the Grand Design RV brand. Segment Adjusted EBITDA was $57.2 million, up 26.0% over the prior year. Adjusted EBITDA margin of 16.5% increased 200 basis points, reflecting an increase in unit sales, pricing actions taken over the past twelve months, and effectively managing input cost pressures. Backlog decreased 24.2%, in dollars, compared to the prior year, reflecting the positive impact of utilizing additional capacity added during calendar 2018 and dealers continuing to normalize inventory levels.

Tax
Our effective tax rate for the third quarter was 19.4%, driven lower by the year-over-year impact of the reduction in the corporate income tax rate associated with the TCJA and a favorable change in estimate related to R&D tax credits. The impact from the TCJA and change in estimate was $0.06 and $0.04 to diluted earnings per share, respectively. Considering our year-to-date tax provision, including all favorable discrete items and changes in estimates, as well as our current ongoing tax rate assumptions for the remainder of the year, we expect our full year Fiscal 2019 tax rate to be approximately 20%, before consideration of any discrete tax items in our fourth quarter. Under the current tax code, we expect our ongoing tax rate in Fiscal 2020 and beyond to be in the range of 23% to 24%, before consideration of any discrete tax items.

Balance Sheet and Cash Flow
As of May 25, 2019, the Company had total outstanding debt of $259.6 million ($265.6 million of debt, net of debt issuance costs of $6.0 million) and working capital of $186.2 million. The debt-to-equity ratio decreased to 43.0% from 54.5% as of August 25, 2018, and the ratio of net debt to Adjusted EBITDA was 1.4x as of the end of the quarter. Cash flow from operations was $82.8 million for the first nine months of Fiscal 2019, an increase of $21.8 million from the same period in Fiscal 2018.

Quarterly Cash Dividend
On May 22, 2019, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on July 3, 2019, to common stockholders of record at the close of business on June 19, 2019.

Mr. Happe continued, “As we transition into the final quarter of Fiscal 2019, we are well positioned to continue our positive momentum with top line sales and share gains. Our North American RV retail share is approaching 10%, up from 3% just three years ago. The imbalance between industry wholesale shipments and retail sales continues to improve and will continue to do so in the back half of calendar 2019. The materials cost environment remains volatile, as newly implemented and pending tariffs start to impact cost inputs in the back half of calendar 2019. We absorbed an unexpected challenge to our motorhome sales and profits during the quarter due primarily to a supply interruption of Class B chassis and we remain focused on seeing that situation improve. We are pleased with the recent pace of steady inbound RV orders from dealers. Additionally, Chris-Craft has launched several new models in the front half of 2019, which will continue their momentum forward in the marine industry. Our broader portfolio, combined with our operational resiliency as a company, are working to solidify our unique position within the outdoor lifestyle market and making Winnebago Industries a high-quality company that investors can trust to deliver value.”

Conference Call
Winnebago Industries, Inc. will discuss third quarter Fiscal 2019 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products, and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	May 25, 2019		May 26, 2018
Net revenues	$528,940	100.0%	$562,261	100.0%
Cost of goods sold	442,356	83.6%	476,747	84.8%
Gross profit	86,584	16.4%	85,514	15.2%
Selling, general, and administrative expenses	35,332	6.7%	35,304	6.3%
Amortization of intangible assets	2,278	0.4%	1,933	0.3%
Total operating expenses	37,610	7.1%	37,237	6.6%
Operating income	48,974	9.3%	48,277	8.6%
Interest expense	4,446	0.8%	4,172	0.7%
Non-operating income	(360)	(0.1)%	(100)	—%
Income before income taxes	44,888	8.5%	44,205	7.9%
Provision for income taxes	8,717	1.6%	11,684	2.1%
Net income	$36,171	6.8%	$32,521	5.8%

Income per common share:
Basic	$1.15		$1.03
Diluted	$1.14		$1.02
Weighted average common shares outstanding:
Basic	31,493		31,582
Diluted	31,644		31,753

	Nine Months Ended
	May 25, 2019		May 26, 2018
Net revenues	$1,455,278	100.0%	$1,480,641	100.0%
Cost of goods sold	1,231,269	84.6%	1,264,635	85.4%
Gross profit	224,009	15.4%	216,006	14.6%
Selling, general, and administrative expenses	106,303	7.3%	95,381	6.4%
Amortization of intangible assets	7,204	0.5%	5,921	0.4%
Total operating expenses	113,507	7.8%	101,302	6.8%
Operating income	110,502	7.6%	114,704	7.7%
Interest expense	13,293	0.9%	13,871	0.9%
Non-operating income	(1,330)	(0.1)%	(212)	—%
Income before income taxes	98,539	6.8%	101,045	6.8%
Provision for income taxes	18,609	1.3%	28,478	1.9%
Net income	$79,930	5.5%	$72,567	4.9%

Income per common share:
Basic	$2.53		$2.30
Diluted	$2.52		$2.28
Weighted average common shares outstanding:
Basic	31,546		31,617
Diluted	31,722		31,825
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 25, 2019	August 25, 2018
Assets
Current assets:
Cash and cash equivalents	$4,176	$2,342
Receivables, net	185,546	164,585
Inventories, net	190,883	195,128
Prepaid expenses and other assets	10,480	9,883
Total current assets	391,085	371,938
Property, plant, and equipment, net	121,977	101,193
Other assets:
Goodwill	275,657	274,370
Other intangible assets, net	258,513	265,717
Investment in life insurance	27,111	28,297
Other assets	8,860	10,290
Total assets	$1,083,203	$1,051,805

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$84,304	$81,039
Income taxes payable	—	15,655
Accrued expenses	114,047	107,491
Current maturities of long-term debt	6,500	—
Total current liabilities	204,851	204,185
Non-current liabilities:
Long-term debt, less current maturities	253,071	291,441
Deferred income taxes	5,255	4,457
Unrecognized tax benefits	3,501	1,745
Deferred compensation benefits, net of current portion	13,161	15,282
Other	371	250
Total non-current liabilities	275,359	313,175
Stockholders' equity	602,993	534,445
Total liabilities and stockholders' equity	$1,083,203	$1,051,805

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
	May 25, 2019	May 26, 2018
Operating activities:
Net income	$79,930	$72,567
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,788	6,679
Amortization of intangible assets	7,204	5,921
Amortization of debt issuance costs	1,186	1,222
Last in, first-out expense	1,544	1,238
Stock-based compensation	5,735	4,983
Deferred income taxes	362	4,807
Other, net	1,265	194
Change in assets and liabilities:
Receivables	(20,961)	(24,595)
Inventories	2,701	(36,351)
Prepaid expenses and other assets	(653)	3,320
Accounts payable	3,954	9,617
Income taxes and unrecognized tax benefits	(13,898)	(1,081)
Accrued expenses and other liabilities	4,692	12,491
Net cash provided by operating activities	82,849	61,012

Investing activities:
Purchases of property and equipment	(31,681)	(18,123)
Acquisition of business, net of cash acquired	(702)	—
Proceeds from the sale of property	134	316
Other, net	1,752	(83)
Net cash used in investing activities	(30,497)	(17,890)

Financing activities:
Borrowings on credit agreement	342,549	19,700
Repayments of credit agreement	(375,438)	(43,700)
Payments of cash dividends	(10,201)	(9,557)
Payments for repurchases of common stock	(7,724)	(6,481)
Other, net	296	—
Net cash used in financing activities	(50,518)	(40,038)

Net increase in cash and cash equivalents	1,834	3,084
Cash and cash equivalents at beginning of period	2,342	35,945
Cash and cash equivalents at end of period	$4,176	$39,029

Supplement cash flow disclosure:
Income taxes paid, net	$33,852	$24,833
Interest paid	$10,335	$11,935
Non-cash transactions:
Capital expenditures in accounts payable	$9	$607

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
	May 25, 2019	% of Revenues	May 26, 2018	% of Revenues	$ Change	% Change
Net revenues	$160,239		$244,870		$(84,631)	(34.6)%
Adjusted EBITDA	381	0.2%	11,677	4.8%	(11,296)	(96.7)%

	Three Months Ended
Unit deliveries	May 25, 2019	Product Mix(1)	May 26, 2018	Product Mix(1)	Unit Change	% Change
Class A	378	19.3%	722	25.3%	(344)	(47.6)%
Class B	515	26.2%	606	21.2%	(91)	(15.0)%
Class C	1,069	54.5%	1,528	53.5%	(459)	(30.0)%
Total motorhomes	1,962	100.0%	2,856	100.0%	(894)	(31.3)%

	Nine Months Ended
	May 25, 2019	% of Revenues	May 26, 2018	% of Revenues	$ Change	% Change
Net revenues	$506,229		$632,148		$(125,919)	(19.9)%
Adjusted EBITDA	16,716	3.3%	22,264	3.5%	(5,548)	(24.9)%

	Nine Months Ended
Unit deliveries	May 25, 2019	Product Mix(1)	May 26, 2018	Product Mix(1)	Unit Change	% Change
Class A	1,329	23.7%	2,326	32.8%	(997)	(42.9)%
Class B	1,847	33.0%	1,387	19.6%	460	33.2%
Class C	2,430	43.3%	3,372	47.6%	(942)	(27.9)%
Total motorhomes	5,606	100.0%	7,085	100.0%	(1,479)	(20.9)%

	May 25, 2019		May 26, 2018		Change	% Change
Backlog(2)
Units	2,074		2,155		(81)	(3.8)%
Dollars	$182,354		$193,079		$(10,725)	(5.6)%
Dealer Inventory
Units	4,235		4,750		(515)	(10.8)%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
	May 25, 2019	% of Revenues	May 26, 2018	% of Revenues	$ Change	% Change
Net revenues	$346,811		$313,016		$33,795	10.8%
Adjusted EBITDA	57,172	16.5%	45,378	14.5%	11,794	26.0%

	Three Months Ended
Unit deliveries	May 25, 2019	Product Mix(1)	May 26, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	6,185	59.5%	6,063	62.1%	122	2.0%
Fifth wheel	4,216	40.5%	3,703	37.9%	513	13.9%
Total towables	10,401	100.0%	9,766	100.0%	635	6.5%

	Nine Months Ended
	May 25, 2019	% of Revenues	May 26, 2018	% of Revenues	$ Change	% Change
Net revenues	$890,335		$839,039		$51,296	6.1%
Adjusted EBITDA	121,638	13.7%	115,066	13.7%	6,572	5.7%

	Nine Months Ended
Unit deliveries	May 25, 2019	Product Mix(1)	May 26, 2018	Product Mix(1)	Unit Change	% Change
Travel trailer	16,564	60.5%	16,495	61.3%	69	0.4%
Fifth wheel	10,818	39.5%	10,428	38.7%	390	3.7%
Total towables	27,382	100.0%	26,923	100.0%	459	1.7%

	May 25, 2019		May 26, 2018		Change	% Change
Backlog(2)
Units	7,089		9,968		(2,879)	(28.9)%
Dollars	$237,708		$313,513		$(75,805)	(24.2)%
Dealer Inventory
Units	18,984		15,986		2,998	18.8%

(1)	Percentages may not add due to rounding differences.

(2)
We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
(in thousands)	May 25, 2019	May 26, 2018	May 25, 2019	May 26, 2018
Net income	$36,171	$32,521	$79,930	$72,567
Interest expense	4,446	4,172	13,293	13,871
Provision for income taxes	8,717	11,684	18,609	28,478
Depreciation	3,520	2,351	9,788	6,679
Amortization of intangible assets	2,278	1,933	7,204	5,921
EBITDA	55,132	52,661	128,824	127,516
Acquisition-related costs	—	800	—	850
Restructuring expenses	1,102	—	1,321	—
Non-operating income	(360)	(100)	(1,330)	(212)
Adjusted EBITDA	$55,874	$53,361	$128,815	$128,154

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted EBITDA provides meaningful supplemental information about our operating performance because this measure excludes amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate its historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of its board of directors to enable its board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of its Credit Agreement. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.